Exhibit 10.23

PARTICIPATION AGREEMENT

by and among

ROXANNA OIL, INC.,

ROXANNA ROCKY MOUNTAINS, LLC,

MRC ROCKIES COMPANY,

MATADOR RESOURCES COMPANY,

MATADOR PRODUCTION COMPANY,

ALLIANCE CAPITAL REAL ESTATE, INC.,

and

ALLIANCEBERNSTEIN L.P.

May 14, 2010

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6.6	No Bankruptcy	12
6.7	Litigation	12
6.8	Investment Representation	12
6.9	Financial Ability	12
ARTICLE VII.	Guarantees by MRC, ROI and AllianceBernstein	13
7.1	Guarantee by MRC	13
7.2	Guarantee by AllianceBernstein	13
7.3	Guarantee by ROI	13
ARTICLE VIII.	Tax Matters	13
8.1	Tax Partnership	13
8.2	Tax Information	14
8.3	Responsibility for Taxes	14
ARTICLE IX.	Miscellaneous	14
9.1	Several Liability; Relationship of Parties	14
9.2	Access to Documents	14
9.3	Title Failures	15
9.4	Amendment and Waiver	15
9.5	Notices	15
9.6	Binding Effect; Assignment	16
9.7	Further Assurances	16
9.8	Entire Agreement	16
9.9	Severability	17
9.10	Arbitration of Disputes	17
9.11	Representations and Warranties	17
9.12	LIMITATION OF LIABILITY	17
9.13	Headings for Convenience	18
9.14	Independent Representation	18
9.15	Costs and Expenses	18
9.16	Filing	18
9.17	Counterparts	18
9.18	Governing Law	18
9.19	Statute of Frauds	18
9.20	Proportionate Reduction	19

Exhibits:

A — Description of Leases and Lands

B — Plat of Location of Initial Test Well

C — Authorization for Expenditure for Initial Test Well

D — Initial Prospect Area Leases and Lands

E — Form of Assignment

F — Form of Operating Agreement

G — Area of Mutual Interest

H — Tax Partnership Agreement

Schedule 4.14: List of Third-Party Consents for Assignments of Leases

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PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (this “Agreement”) is entered into as of May 14, 2010, by and among ROXANNA ROCKY MOUNTAINS, LLC, a Texas limited liability company (“Roxanna”), MRC ROCKIES COMPANY, a Texas corporation (“Matador” and together with Roxanna collectively referred to as “Owners”), ROXANNA OIL, INC., a Texas corporation (“ROI”), MATADOR RESOURCES COMPANY, a Texas corporation (“MRC”), MATADOR PRODUCTION COMPANY, a Texas corporation (“Operator”), ALLIANCE CAPITAL REAL ESTATE, INC., a Delaware corporation (“Participant”) and ALLIANCEBERNSTEIN L.P., a Delaware limited partnership (“AllianceBernstein”). Roxanna, Matador, ROI, MRC, Operator, Participant and AllianceBernstein are sometimes hereinafter referred to collectively as “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS, Matador has record title to, and Owners have equitable title to, the oil and gas leases (individually a “Lease” and collectively the “Leases”) more specifically described in Exhibit A attached hereto covering approximately 140,000 gross acres of land located in Utah, Idaho and Wyoming, and they desire to have Participant participate in the exploration and development of the Leases and, in particular, to provide the funding for the drilling of an exploratory test well on the Leases;

WHEREAS, Participant desires to participate in the exploration and development of the Leases and is willing to agree, subject to the terms and conditions hereinafter set forth, to pay the costs to drill, core and case a test well on the Leases in exchange for (i) an assignment of a 50% working interest in the Leases located within a specified area around such well and (ii) the options to acquire up to a 50% working interest in the remainder of the Leases or participate in the drilling of a subsequent test well on the Leases; and

WHEREAS, the Parties wish to enter into this Agreement to memorialize their rights and obligations.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and benefits herein provided and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

Initial Test Well

1.1 Obligation to Drill, Core and Case Initial Test Well. Operator, as operator under the Operating Agreement (hereinafter defined), agrees to use its commercially reasonable efforts to drill, core and case a vertical well at the location set forth on the map attached hereto as Exhibit B located in Section 35, Township 24 North, Range 120 West, Lincoln County, Wyoming, or such other location as may agreed upon by the Parties (the “Initial Test Well”), before the first anniversary of the date of this Agreement. Operator will use commercially reasonable efforts to cause the Initial Test Well to be drilled to a vertical depth of approximately 9,300 feet or a depth sufficient to test the Meade Peak-Phosphoria Shale Formation (the “Contract Depth”) and to cause a conventional whole core to be taken through the Meade Peak-Phosphoria Shale Formation (approximately 200 feet of whole core). The obligations of Operator under this Section 1.1 will be conditioned on Participant’s compliance with its obligations hereunder to pay the Initial Commitment Amount (as defined below).

1.2 Payment of Costs of Initial Test Well. Participant will pay 100% of the actual costs to drill, core and case the Initial Test Well up to an aggregate cost of $4,200,000.00 (the “Initial Commitment Amount”), as estimated in the authorization for expenditure (“AFE”) for the Initial Test Well, which is agreed upon by the Parties and attached hereto as Exhibit C. Participant shall prepay $1,000,000.00 of the Initial Commitment Amount by depositing such cash amount with Operator within 30 days of the date of this Agreement. Operator shall notify Participant approximately 60 days prior to the expected spud date of the Initial Test Well, and Participant shall prepay the remaining $3,200,000.00 of the Initial Commitment Amount by depositing such cash amount with Operator within 30 days after its receipt of such notice of the expected spud date. If the aggregate actual costs for the Initial Test Well reach the Initial Commitment Amount and the drill, core and case operations have not been concluded, Owners will pay up to an additional $630,000.00 in an attempt to conclude the drill, core and case operations. If the aggregate actual costs of the Initial Test Well reach $4,830,000.00, and the drill, core and case operations have not been concluded, the Parties agree to work together in good faith to determine the best course of action at that time. If the Parties determine to continue operations on the Initial Test Well, it is expected that each of Participant, on the one hand, and Owners, on the other hand, will pay 50% of all subsequent costs of the Initial Test Well. Neither Participant nor Owners will be obligated to pay costs for the Initial Test Well beyond its respective limits as specified in this Section 1.2 in order to conclude the drill, core and case operations on the Initial Test Well. Within 90 days after the conclusion of the drill, core and case operations, any unexpended portion of the prepayment deposits made by Participant with respect to the Initial Commitment Amount, after payment of all actual costs of such operations, will be refunded to Participant.

1.3 No Guarantee of Success. The Parties acknowledge and agree that the Initial Test Well is a rank wildcat, exploratory well and that neither Owners, Operator nor MRC can guarantee the drill, core and case operations will be concluded successfully.

1.4 Assignment of Initial Earned Interest. In consideration for funding up to the Initial Commitment Amount of the costs of the Initial Test Well, Participant will receive a 50% working interest in the Leases insofar and only insofar as they cover 5,760 gross acres of contiguous or non-contiguous land (the “Initial Prospect Area”) surrounding the drill site of the Initial Test Well (the “Initial Earned Interest”), as more particularly described on Exhibit D attached hereto. Within 30 days after payment by Participant of the Initial Commitment Amount with respect to the Initial Test Well, Matador will assign to Participant the Initial Earned Interest, subject to the prior assignment to Roxanna of a proportionately reduced 2.5% of 8/8ths overriding royalty interest in the assigned Leases. Said assignment will be made without warranty of title, except by, through and under Matador, but to no further extent, and will be subject to the Operating Agreement and the provisions of the assigned Leases. All assignments of interest to Participant will be substantially in the form attached hereto as Exhibit E (the “Assignment”). The net revenue interest acquired by Participant in each assigned Lease will not be less than 50% of the net revenue interest shown for such Leases in Exhibit A attached hereto, subject to Roxanna’s overriding royalty interest.

ARTICLE II.

Participant’s Options to Purchase or Drill Second Test Well

2.1 Options for Participant. Within 90 days after Participant’s receipt of the laboratory analysis of the core data from the Initial Test Well (“Initial Election Period”), Participant will have the option either (A) (herein called “Option A”) to purchase up to a 50% working interest in the balance of the Leases, excluding the Initial Earned Interest assigned by Owners to Participant pursuant to Section 1.4 above (the “First Purchase Interest”), or (B) (herein called “Option B”) to elect for Owners and Participant, subject to Section 2.3 below, to drill and complete a second test well (the “Second Test Well”), at a location on the Leases to be determined by the Parties, including a production test on the well, as provided in an AFE to be agreed by the Parties. Participant may not elect both Option A and Option B. Participant must exercise Option A or Option B by written notice to Owners within the Initial Election Period.

2.2 Option A Purchase and Assignment. If Participant timely elects Option A, the Parties will consummate the purchase and sale of the First Purchase Interest within 30 days after Owners receive notice of such election. The purchase price payable by Participant to Owners will be $195.00 per net acre, proportionately reduced to the interest acquired. Participant will wire transfer the purchase price to Owners in accordance with written instructions provided by Owners. In exchange for payment of the purchase price, Matador will execute and deliver to Participant an Assignment of the First Purchase Interest, subject to the prior assignment to Roxanna of a proportionately reduced 2.5% of 8/8ths overriding royalty interest in the assigned Leases. Said Assignment will be made without warranty of title, except by, through and under Matador, but to no further extent, and will be subject to the Operating Agreement and the provisions of the assigned Leases. The net revenue interest acquired by Participant in each assigned Lease will not be less than Participant’s purchased working interest share of the net revenue interest shown for such Leases in Exhibit A attached hereto, subject to Roxanna’s overriding royalty interest.

2.3 Option B Second Test Well. If Participant timely elects Option B, Operator will use its commercially reasonable efforts to complete the drilling of the Second Test Well before the first anniversary of the date of Participant’s exercise of Option B. The Second Test Well will be drilled to a vertical depth sufficient to test the Meade Peak-Phosphoria Shale Formation. Participant will pay 100% of the actual costs to drill and complete, and to perform a production test of, the Second Test Well up to an aggregate cost of $5,000,000.00 (the “Second Commitment Amount”). Operator shall request payment for the estimated costs of the Second Test Well, and Participant shall prepay such costs, according to the procedures for prepayment of costs set forth in Articles VII.C. and XV.F. of the Operating Agreement. If the aggregate actual costs for the Second Test Well reach the Second Commitment Amount and the drilling, completing and production testing operations have not been concluded, all subsequent costs with respect to the Second Test Well shall be borne and paid 50% by Participant and 50% by Owners. Within 90 days after the conclusion of the drilling, completion and production test operations on the Second Test Well, any unexpended portion of the prepayment deposit made by Participant with respect to the Second Commitment Amount, after payment of all actual costs of such operations, will be refunded to Participant. The obligations of Operator under this Section 2.3 will be conditioned on Participant’s compliance with its obligations hereunder to pay the Second Commitment Amount.

2.4 Assignment of Second Earned Interest. In consideration for funding up to the Second Commitment Amount of the costs of the Second Test Well and 50% of all additional costs of the Second Test Well as may be incurred, Participant will receive a 50% working interest in the Leases insofar and only insofar as they cover 5,760 gross acres of contiguous or non-contiguous land (the “Second Prospect Area”) surrounding the drill site of the Second Test Well (the “Second Earned Interest”). Within 30 days after payment by Participant of the Second Commitment Amount with respect to the Second Test Well, Matador will execute and deliver to Participant an Assignment of the Second Earned Interest, subject to the prior assignment to Roxanna of a proportionately reduced 2.5% of 8/8ths overriding royalty interest in the assigned Leases. Said Assignment will be made without warranty of title, except by, through and under Matador, but to no further extent, and will be subject to the Operating Agreement and the provisions of the assigned Leases. The net revenue interest acquired by Participant in each assigned Lease will not be less than 50% of the net revenue interest shown for such Leases in Exhibit A attached hereto, subject to Roxanna’s overriding royalty interest.

2.5 Option C Purchase and Assignment. If Participant elected Option B instead of Option A and the Second Test Well was drilled, completed and production tested, Participant will then have the further option (herein called “Option C”) to purchase up to a 50% working interest in the balance of the Leases in which the Initial Earned Interest and Second Earned Interest were not assigned by Owners to Participant pursuant to Sections 1.4 and 2.4 above (the “Second Purchase Interest”). Participant must exercise Option C by written notice to Owners within 90 days after the completion of the production testing of the Second Test Well (the “Second Election Period”). If Participant timely elects Option C, the Parties will consummate the purchase and sale of the Second Purchase Interest within 30 days after Owners receive notice of such election. The purchase price payable by Participant to Owners will be $195.00 per net acre, proportionately reduced to the interest acquired. Participant will wire transfer the purchase price to Owners in accordance with written instructions provided by Owners. In exchange for payment of the purchase price, Matador will execute and deliver to Participant an Assignment of the Second Purchase Interest, subject to the prior assignment to Roxanna of a proportionately reduced 2.5% of 8/8ths overriding royalty interest in the assigned Leases. Said Assignment will be made without warranty of title, except by, through and under Matador, but to no further extent, and will be subject to the Operating Agreement and the provisions of the assigned Leases. The net revenue interest acquired by Participant in each assigned Lease will not be less than Participant’s purchased working interest share of the net revenue interest shown for such Leases in Exhibit A attached hereto, subject to Roxanna’s overriding royalty interest.

ARTICLE III.

Operating Agreement

3.1 Execution of Operating Agreement. Operator, Matador, Roxanna and Participant agree promptly to execute and deliver the form of Operating Agreement (the “Operating

Agreement”), attached hereto as Exhibit F, naming Matador Production Company as Operator. All operations on the Initial Test Well, the Second Test Well and any subsequent wells drilled on any of the Leases in which Participant, Matador and Roxanna (or their respective successors or assigns) jointly own working interests will be conducted under the terms of the Operating Agreement, subject to this Agreement. Operator, Matador, Roxanna and Participant agree to amend Exhibit “A” to the Operating Agreement by inserting an addendum to reflect the working interest of the Parties with respect to the Leases if Participant elects Option A or Option C and purchases less than a 50% working interest in the balance of the Leases.

3.2 Sharing of Costs and Subsequent Well Elections. Under the terms of the Operating Agreement, after payment of costs (i) by Participant of up to the Initial Commitment Amount and, if applicable, by Owners of up to an additional $630,000.00, for the Initial Test Well, and (ii), if applicable, by Participant up to the Second Commitment Amount for the Second Test Well, the Parties will pay all subsequent costs with respect to the Initial Test Well (subject to Section 1.2) and, if applicable, the Second Test Well on a “heads-up” basis (i.e., Participant paying 50% and Owners paying 50%). The costs for any subsequent wells drilled on the Leases within any area covered by the Operating Agreement will be allocated and paid in accordance with the provisions of the Operating Agreement. All interests of the Parties will be subject to proportionate reduction to the extent, if any, that the Leases do not cover 100% of the mineral interests in the underlying lands covered by the Leases. All elections under the Operating Agreement with respect to the drilling and completing of all subsequent wells after the Initial Test Well and any Second Test Well shall be on an “all in or all out basis” within the Initial Prospect Area, any Second Prospect Area and, if Participant elects Option A or C, any contractual drilling units (“Drilling Units”) established for such subsequent wells in accordance with this Section 3.2. If Participant elects Option A or C, the Parties agree that a Drilling Unit will be established for each such subsequent well (except for a well drilled in a pre-existing Drilling Unit) drilled on the Leases and any other leases in which the Parties own working interests subject to the Operating Agreement (collectively, the “Operating Agreement Leases”), that the size of each of the Drilling Units will be 5,760 acres, or as close to 5,760 acres as is reasonably possible, and that each Drilling Unit shall consist of the Operating Agreement Leases that are as contiguous as reasonably possible but only to the extent they cover the lands within the Drilling Unit. The Parties further agree that such Drilling Units will be established to permit the orderly exploration of the Operating Agreement Leases and will not necessarily conform to any federal, state, production, regulatory, proration or other units that may be established. As such subsequent wells are proposed to be drilled, Drilling Units will continue to be established from time to time, until all of the Operating Agreement Leases are included in a Drilling Unit. For any subsequent well drilled in the Initial Prospect Area or the Second Prospect Area, the Drilling Unit for such well for the purposes of this Section 3.2 will be the Initial Prospect Area or the Second Prospect Area, as applicable. If any of Roxanna, Matador or Participant elects not to participate in the drilling or completion of any subsequent well that is subject to the Operating Agreement, such non-participating Party shall relinquish all of its working interests in all of the Operating Agreement Leases to the extent they cover lands within the Drilling Unit in which the subsequent well is located, including all rights to such subsequent well and the production therefrom, less and except all of such Party’s working interest in such Operating Agreement Leases to the extent they cover lands within any governmental proration unit or units associated with any other wells then existing within such Drilling Unit in which such non-participating Party has participated (such relinquished working interests are referred to as the “Remaining Working Interest”). Within 30 days following its election not to participate, such non-

participating Party shall execute and deliver to the participating working interest owners an assignment of all of such Party’s Remaining Working Interest, if any, in the Drilling Unit in which the well is located.

3.3 Area Covered by Operating Agreement. The area covered by the Operating Agreement will be (a) initially the Initial Prospect Area, and (b) if and after Participant timely elects Option B, then in addition the Second Prospect Area, and (c) if and after Participant timely elects Option A or Option C and consummates the purchase of an interest in the remaining Leases, thereafter the lands covered by the Leases and by any other oil and gas leases in which Owners and Participant acquire an interest pursuant to the AMI (as defined below). The Operating Agreement will cover all depths owned by Owners and Participant in the Leases and other leases acquired in the future to the extent they cover lands in the foregoing area.

3.4 Conflicts with Operating Agreement. In the event of any conflict between the terms of the Operating Agreement and the terms of this Agreement, the terms of this Agreement will control as between the Parties.

3.5 Area of Mutual Interest. The parties agree that an area of mutual interest (“AMI”) shall exist within the boundary of the area as outlined on Exhibit G attached hereto. While the AMI exists and during the period prior to the date when Participant elects Option A or Option C and consummates the purchase of an interest in the remaining Leases, (i) each of Participant and AllianceBernstein agrees that Owners will have the right, but not the obligation, to acquire at cost 50% of any interest in any oil and gas lease Participant or AllianceBernstein directly or indirectly acquires within the AMI, and (ii) Matador, Roxanna, ROI and MRC agree that any oil and gas lease acquired directly or indirectly by them within the AMI shall become part of and added to the Leases described on Exhibit A attached hereto for all purposes of this Agreement; provided, however, that the obligations in this clause (ii) of Matador, Roxanna, ROI and MRC will nevertheless terminate (a) at the end of the Initial Election Period unless Participant has timely exercised Option A or Option B or (b) at the end of the Second Election Period unless Participant has timely exercised Option C and, in either case of (a) or (b), Participant has subsequently complied with its payment obligations regarding the Second Test Well (if Option B was exercised) and its purchase of an interest in the remaining Leases (if Option A or Option C was exercised). If and after Participant timely elects Option A or Option C and consummates the purchase of an interest in the remaining Leases, each of Participant, on the one hand, and Owners, on the other hand, will have the right, but not the obligation, to acquire at cost their respective working interest shares (based on the amount of working interest acquired by Participant pursuant to the exercise of such option) in all interests that may thereafter be renewed or acquired by any of the Parties, directly or indirectly, in any oil and gas lease located within the AMI. If a Party intends to participate in a Federal or State auction of leases in the AMI, such Party shall notify the other Parties in writing at least 15 days before such sale. The AMI will exist for a term of 10 years from the date of this Agreement. Roxanna will be entitled to a proportionately reduced 2.5% of 8/8ths overriding royalty interest in all interests that may be renewed or acquired by any of the Parties, directly or indirectly, in any oil and gas lease located within the AMI. If any Lease (or pooled unit associated with any Lease) is producing or in its primary term or being extended by continuous drilling provisions at the end of the 10-year period, the terms of the AMI will extend beyond the 10-year period only as to such Lease(s) and the lands covered thereby until: (i) the end of its or their primary term; or (ii) operations pursuant to the continuous drilling provisions have ceased and the continuous drilling provisions are no longer in effect; or (iii) a Lease, or the pooled unit associated with such Lease(s), ceases to produce in commercial quantities, as the case may be. Alternatively, the Parties may elect to terminate the AMI at any time upon their mutual agreement.

ARTICLE IV.

Representations and Warranties of Matador, MRC and Operator

Each of Matador, MRC and Operator (each “Matador Entity”), jointly and severally, hereby represents and warrants to Roxanna, ROI, Participant and AllianceBernstein that the statements contained in this Article IV are true and correct as of the date hereof.

4.1 Existence and Qualification. Each Matador Entity is duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and to carry on its business as it is now being conducted. Each of Matador and Operator is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

4.2 Authority Relative to this Agreement. Each Matador Entity has the corporate power, capacity and authority to execute this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Matador Entity, and the consummation by each Matador Entity of the transactions contemplated hereby have been validly authorized by each Matador Entity, and no other action on the part of any Matador Entity is necessary to validly authorize such transactions. This Agreement has been duly and validly executed and delivered by each Matador Entity and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the legal, valid and binding obligation of each Matador Entity, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar proceeding affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

4.3 No Conflicts. The execution and delivery of this Agreement and the other documents contemplated hereby, the consummation of the transactions contemplated hereunder, and the fulfillment of and compliance with the terms and conditions hereof and thereof will not violate, breach or be in conflict with: (i) any material provision of the governing documents of any Matador Entity; (ii) any material provision of any agreement or instrument to which any Matador Entity is a party, or by which any Matador Entity or any of the Leases is bound; or (iii) any judgment, decree, order, statute, rule or regulation applicable to any Matador Entity, except for consents and approvals of governmental authorities customarily obtained subsequent to a transfer of title.

4.4 Record Title. Matador owns record title to the Leases.

4.5 Liability for Brokers’ Fees. No Matador Entity has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated hereunder for which Participant or AllianceBernstein shall have any responsibility whatsoever.

4.6 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by, or to the actual knowledge of any Matador Entity, threatened against any Matador Entity or any of their respective affiliates.

4.7 Taxes. No taxes, assessments, or obligations relating thereto (including any interest, fines, penalties or additions to taxes or assessments), pertaining to the Leases based on ownership of such properties for all taxable periods prior to the taxable period in which the date hereof occurs are due or assessable. All returns with respect to such taxes, assessments or obligations that are required to be filed by the owner of the Leases have been filed or will be filed within the applicable time periods, including any lawful extension of such time periods. No audit, litigation or other proceeding with respect to such taxes, assessments or obligations has been commenced or is presently pending. No income taxes, or obligations relating thereto (including any interest, fines, penalties or additions to taxes), are due or assessable which could result in a lien or other claim against any of the Leases.

4.8 Encumbrances. Other than the 2.5% of 8/8ths proportionate overriding royalty interest assigned to Roxanna, Matador has not granted and will not grant any overriding royalty interests, net profits interests, production payments or other burdens on production with respect to the Leases.

4.9 Production. No Matador Entity has entered into any contract committing any production from the Leases, or dedicating any of such acreage, to any particular purchaser.

4.10 Litigation. There is no action, suit, inquiry, claim, investigation or other proceeding pending or, to the actual knowledge of any Matador Entity, threatened against or affecting any Matador Entity or any of the Leases before any federal, state or other governmental court or agency, or before any arbitrator, (i) in which an adverse decision could, either in any single case or in the aggregate, have a material adverse effect on ownership, operation or environmental condition of the Leases or (ii) that impedes or is likely to impede any Matador Entity’s ability to consummate the transactions contemplated hereunder, prevents assumption of the liabilities to be assumed by any Matador Entity under this Agreement or limits any Matador Entity’s ability to develop the Leases.

4.11 Environment. To the actual knowledge of any Matador Entity, there has been no contamination of groundwater, surface water or soil on the Leases resulting from oil and gas operations conducted by any Matador Entity, which required remediation between the date of acquisition of the Leases and the date of this Agreement under applicable Environmental Laws but which has not been remediated. “Environmental Laws” means, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and all similar Laws as of the date hereof of any governmental authority having jurisdiction over the property in question addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing.

4.12 Leases. To the actual knowledge of any Matador Entity, all bonuses, rentals, other payments or obligations due under the Leases have been properly and timely paid. There is no material default under any of the Leases to the extent they are included in the Initial Prospect Area, and to the actual knowledge of any Matador Entity, there is no material default under any of the Leases to the extent they are not included in the Initial Prospect Area. No Matador Entity has received written notice from a lessor of any requirements or demands to drill additional wells on any of the Leases, which requirements or demands have not been resolved.

4.13 Preferential Rights to Purchase and Areas of Mutual Interest. There are no preferential rights to purchase or area of mutual interest obligations which entitle any third party to receive a portion of Matador’s interest in the Leases, either upon consummation of the transactions contemplated by this Agreement or otherwise.

4.14 Third-Party Consents. To the actual knowledge of Matador, there are no third-party consents required for Matador’s assignment of the Leases to Participant except those typically required on Federal and State leases and those set forth on Schedule 4.14 attached hereto. To the extent that any consents may be required, Matador shall use commercially reasonable efforts to obtain such consents in connection with any assignment of the Leases.

4.15 No Operations. No Matador Entity has conducted any physical oil and gas exploration, development or production operations on any of the Leases.

ARTICLE V.

Representations and Warranties of ROI and Roxanna

Each of Roxanna and ROI (each “Roxanna Entity”) hereby represents and warrants to each Matador Entity, Participant and AllianceBernstein that the statements contained in this Article V are true and correct as of the date hereof.

5.1 Existence and Qualification. Each Roxanna Entity is duly incorporated or formed, validly existing and in good standing under the laws of the State of Texas and has all requisite entity power and authority to own, lease and otherwise hold and operate its properties and to carry on its business as it is now being conducted. Each Roxanna Entity is duly qualified or licensed as a foreign corporation or limited liability company to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

5.2 Authority Relative to this Agreement. Each Roxanna Entity has the entity power, capacity and authority to execute this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Roxanna Entity, and the consummation by each Roxanna Entity of the transactions contemplated hereby have been validly authorized by each Roxanna Entity, and no other action on the part of any Roxanna Entity is necessary to validly authorize such transactions. This Agreement has been duly and validly executed and delivered by each Roxanna Entity and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the legal, valid and binding obligation of each Roxanna Entity, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar proceeding affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

5.3 No Conflicts. The execution and delivery of this Agreement and the other documents contemplated hereby, the consummation of the transactions contemplated hereunder, and the fulfillment of and compliance with the terms and conditions hereof and thereof will not violate, breach or be in conflict with: (i) any material provision of the governing documents of any Roxanna Entity; (ii) any material provision of any agreement or instrument to which any Roxanna Entity is a party, or by which any Roxanna Entity or any of the Leases is bound; or (iii) any judgment, decree, order, statute, rule or regulation applicable to any Roxanna Entity, except for consents and approvals customarily obtained in connection with or subsequent to a transfer of title.

5.4 Liability for Brokers’ Fees. No Roxanna Entity has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated hereunder for which Participant, AllianceBernstein or any Matador Entity shall have any responsibility whatsoever.

5.5 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by, or to the actual knowledge of any Roxanna Entity, threatened against any Roxanna Entity or any of their respective affiliates.

5.6 Taxes. No taxes, assessments, or obligations relating thereto (including any interest, fines, penalties or additions to taxes or assessments), pertaining to the Leases based on ownership of such properties for all taxable periods prior to the taxable period in which the date hereof occurs are due or assessable. All returns with respect to such taxes, assessments or obligations that are required to be filed by the owner of the Leases have been filed or will be filed within the applicable time periods, including any lawful extension of such time periods. No audit, litigation or other proceeding with respect to such taxes, assessments or obligations has been commenced or is presently pending. No income taxes, or obligations relating thereto (including any interest, fines, penalties or additions to taxes), are due or assessable which could result in a lien or other claim against any of the Leases.

5.7 Encumbrances. No Roxanna Entity has granted or will grant any overriding royalty interests, net profits interests, production payments or other burdens on production with respect to the Leases.

5.8 Production. No Roxanna Entity has not entered into any contract committing any production from the Leases, or dedicating any of such acreage, to any particular purchaser.

5.9 Litigation. There is no action, suit, inquiry, claim, investigation or other proceeding pending or, to the actual knowledge of any Roxanna Entity, threatened against the Leases or affecting any Roxanna Entity before any federal, state or other governmental court or agency, or before any arbitrator, that impedes or is likely to impede the ability of any Roxanna Entity to consummate the transactions contemplated hereunder or prevents assumption of the liabilities and obligations to be assumed by any Roxanna Entity under this Agreement.

5.10 Leases. To the actual knowledge of any Roxanna Entity, all bonuses, rentals, other payments or obligations due under the Leases have been properly and timely paid. To the actual knowledge of any Roxanna Entity, there is no material default under any of the Leases. No Roxanna Entity has received written notice from a lessor of any requirements or demands to drill additional wells on any of the Leases, which requirements or demands have not been resolved.

5.11 Preferential Rights to Purchase and Areas of Mutual Interest. There are no preferential rights to purchase or area of mutual interest obligations which entitle any third party to receive a portion of Roxanna’s interest in the Leases, either upon consummation of the transactions contemplated by this Agreement or otherwise.

5.12 Third-Party Consents. To the actual knowledge of any Roxanna Entity, there are no third-party consents required for Matador’s assignment of the Leases to Participant except those typically required on Federal and State leases and those set forth on Schedule 4.14 attached hereto.

5.13 No Operations. No Roxanna Entity has conducted any physical oil and gas exploration, development or production operations on any of the Leases.

ARTICLE VI.

Representations and Warranties of Participant and AllianceBernstein

Each of Participant and AllianceBernstein hereby represents and warrants to each Matador Entity and each Roxanna Entity that the statements contained in this Article VI are true and correct as of the date hereof.

6.1 Existence and Qualification. Each of Participant and AllianceBernstein is duly formed, validly existing and in good standing under the laws of the State of its formation and has all requisite entity power and authority to own, lease and otherwise hold and operate properties and to carry on its business as it is now being conducted. Each of Participant and AllianceBernstein is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

6.2 Authority Relative to this Agreement. Each of Participant and AllianceBernstein has the entity power, capacity and authority to execute this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Participant and AllianceBernstein, and the consummation by each of Participant and AllianceBernstein of the transactions contemplated hereby have been validly authorized by each of Participant and AllianceBernstein, and no other action on the part of Participant and AllianceBernstein is necessary to validly authorize such transactions. This Agreement has been duly and validly executed and delivered by each of Participant and AllianceBernstein and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the legal, valid and binding obligation of each of Participant and AllianceBernstein, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar proceeding affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

6.3 No Conflicts. The execution and delivery of this Agreement and the other documents contemplated hereby, the consummation of the transactions contemplated hereunder, and the fulfillment of and compliance with the terms and conditions hereof and thereof will not violate, breach or be in conflict with: (i) any material provision of the governing documents of Participant and AllianceBernstein; (ii) any material provision of any agreement or instrument to which Participant and AllianceBernstein is a party, or by which Participant and AllianceBernstein or any of the Leases is bound; or (iii) any judgment, decree, order, statute, rule or regulation applicable to Participant and AllianceBernstein, except for consents and approvals customarily obtained in connection with or subsequent to a transfer of title.

6.4 BLM and State Leases. Participant is and will remain qualified to own interests in oil and gas leases in which the United States or any of the states of Utah, Wyoming or Idaho is the lessor.

6.5 Liability for Brokers’ Fees. Neither Participant nor AllianceBernstein has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated hereunder for which any Matador Entity or any Roxanna Entity shall have any responsibility whatsoever.

6.6 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by, or to Participant’s or AllianceBernstein’s actual knowledge, threatened against Participant, AllianceBernstein or any of their respective affiliates.

6.7 Litigation. There is no action, suit, inquiry, claim, investigation or other proceeding pending or, to the actual knowledge of Participant or AllianceBernstein, threatened against or affecting Participant or AllianceBernstein before any federal, state or other governmental court or agency, or before any arbitrator, that impedes or is likely to impede Participant’s or AllianceBernstein’s ability to consummate the transactions contemplated hereunder or prevents assumption of the liabilities and obligations to be assumed by Participant or AllianceBernstein under this Agreement.

6.8 Investment Representation. In acquiring the Leases, Participant is acquiring such interests for its own account for investment purposes only, and not with a view to resale or distribution. Participant and AllianceBernstein recognize that such interest is speculative and involves substantial risk, and that no Matador Entity and no Roxanna Entity have made any guaranty upon which Participant or AllianceBernstein has relied concerning the possibility or probability of profit or loss as a result of Participant’s investment in the Leases.

6.9 Financial Ability. Participant and AllianceBernstein have such knowledge and experience in financial and business matters, and in oil and gas exploration projects of the type contemplated in and by this Agreement that Participant and AllianceBernstein are capable of evaluating the merits and risks of an investment in the Leases, and Participant and AllianceBernstein are not in need of the protection afforded investors by the applicable securities laws. In addition, each of Participant and AllianceBernstein is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities Act of 1933, as amended.

ARTICLE VII.

Guarantees by MRC, ROI and AllianceBernstein

7.1 Guarantee by MRC. MRC unconditionally, absolutely and irrevocably guarantees to Participant and AllianceBernstein and to each Roxanna Entity the full payment and performance, as the case may be, of all agreements, covenants, obligations and liabilities of Matador and Operator contained in this Agreement and the Operating Agreement. As the guarantor hereunder, MRC shall be liable, jointly and severally, with Matador and Operator as regards such agreements, covenants, obligations and liabilities, and hereby waives any requirement, substantive or procedural, that AllianceBernstein, Participant or any Roxanna Entity first enforce rights or remedies against Matador or Operator or any other person liable to AllianceBernstein, Participant or any Roxanna Entity for all or any part of the guaranteed obligations, including that a judgment first be rendered against Matador or Operator or that Matador, Operator or such other person should be joined in such cause of action against MRC.

7.2 Guarantee by AllianceBernstein. AllianceBernstein unconditionally, absolutely and irrevocably guarantees to each Matador Entity and each Roxanna Entity the full payment and performance, as the case may be, of all agreements, covenants, obligations and liabilities of Participant contained in this Agreement and the Operating Agreement. As the guarantor hereunder, AllianceBernstein shall be liable, jointly and severally, with Participant as regards such agreements, covenants, obligations and liabilities, and AllianceBernstein hereby waives any requirement, substantive or procedural, that any Matador Entity or Roxanna Entity first enforce rights or remedies against Participant or any other person liable to any of them for all or any part of the guaranteed obligations, including that a judgment first be rendered against Participant or that Participant or such other person should be joined in such cause of action against AllianceBernstein.

7.3 Guarantee by ROI. ROI unconditionally, absolutely and irrevocably guarantees to each Matador Entity, Participant and AllianceBernstein the full payment and performance, as the case may be, of all agreements, covenants, obligations and liabilities of Roxanna contained in this Agreement and the Operating Agreement. As the guarantor hereunder, ROI shall be liable, jointly and severally, with Roxanna as regards such agreements, covenants, obligations and liabilities, and ROI hereby waives any requirement, substantive or procedural, that any Matador Entity, Participant or AllianceBernstein first enforce rights or remedies against Roxanna or any other person liable to any of them for all or any part of the guaranteed obligations, including that a judgment first be rendered against Roxanna or that Roxanna or such other person should be joined in such cause of action against ROI.

ARTICLE VIII.

Tax Matters

8.1 Tax Partnership. The Parties intend and expect that the transactions contemplated by this Agreement, the Operating Agreement and any associated agreements, taken together, will be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that incorporate or follow federal income tax principles, as resulting in (a) the creation of a partnership (the “Tax Partnership”) in which Participant and the Owners are treated as partners, with the Tax Partnership being treated for tax purposes as holding equitable title to, and engaging in all activities of the Parties with respect to, the Leases insofar as they cover the Initial Prospect Area and, if Participant elects Option B, the Second Prospect Area, (b) a contribution by the Owners to the Tax Partnership of their interests in the Leases to the extent they cover the Initial Prospect Area and a commitment by Participant to make capital contributions to the Tax Partnership in order to fund the costs allocable to it under Section 1.2 of the Participation Agreement in exchange for a 50% interest in the Tax Partnership, (c) if Participant elects Option B, a contribution by the Owners to the Tax Partnership of their interests in the Leases to the extent they cover the Second Prospect Area and a commitment by Participant to make capital contributions to the Tax Partnership in order to fund the costs allocable to it under Section 2.3 of the Participation Agreement, and (d) the realization by the Tax Partnership of all items of income or gain and the incurrence by the Tax Partnership of all items of costs or expenses attributable to the ownership, operation or disposition of the Leases insofar as they cover the Initial Prospect Area and, if Participant elects Option B, the Second Prospect Area, notwithstanding that such items are realized, paid or incurred by the Parties individually. The governing terms and conditions of the Tax Partnership are set forth in Exhibit H hereto.

8.2 Tax Information. Operator shall provide each of the other Parties, in a timely manner and at each other Party’s sole expense, with information with respect to activities and operations under this Agreement and the Operating Agreement as such other Party may reasonably request for preparation of its tax returns or responding to any audit or tax proceeding with respect to taxes.

8.3 Responsibility for Taxes. Each Party shall be responsible for reporting and discharging its own tax measured by the income of the Party and the satisfaction of such Party’s share of all contract obligations under this Agreement and the Operating Agreement. Each Party shall protect, defend, and indemnify each other Party from and against any and all losses, costs, and liabilities arising from the indemnifying Party’s failure or refusal to report and discharge such taxes or satisfy such obligations.

ARTICLE IX.

Miscellaneous

9.1 Several Liability; Relationship of Parties. The rights, duties, obligations and liabilities of Operator, Matador, Roxanna and Participant hereunder will be several, not joint or collective. It is not the purpose or intention of this Agreement to create any mining partnership, commercial partnership or other partnership relation other than the Tax Partnership created pursuant to Section 8.1.

9.2 Access to Documents. Owners agree, upon reasonable request by Participant, to furnish copies of Leases, instruments, title opinions and other related data contained in its files relating to the Leases. Owners, MRC, ROI and Operator make no representation as to the accuracy or reliability of any information or data furnished to Participant or AllianceBernstein and assumes no responsibility with respect thereto.

9.3 Title Failures. If, on or before the date of the execution and delivery of the Assignment to Participant of the Initial Earned Interest in accordance with Section 1.4 or the execution and delivery of the Assignment to Participant of the Second Earned Interest in accordance with Section 2.4, any of the Leases that would otherwise be included in such Assignment has terminated because of the expiration of its primary term or other title failure, Matador will substitute for the terminated Lease in the Assignment another Lease that is contiguous, or as near to contiguous as is practicable, to the Initial Prospect Area or Second Prospect Area, as applicable, and that is in full force and effect so that the revised Initial Prospect Area or Second Prospect Area, as applicable, containing the substitute Lease (or portion thereof that is assigned) continues to cover 5,760 gross acres. If, on or before the date of the execution and delivery of the Assignment to Participant of Participant’s working interest in the balance of the Leases pursuant to Section 2.1 or 2.5, any of the Leases that would otherwise be included in such Assignment has terminated because of the expiration of its primary term or other title failure, such terminated Lease will be excluded from such Assignment, and Participant will not be obligated to pay any purchase price with respect to such terminated Leases. Participant and AllianceBernstein acknowledge and agree that Owners and Operator have no obligation to extend or renew any Lease that may terminate due to expiration of its primary term. The foregoing obligations of Matador in this Section 9.3 represent the sole rights and remedies of Participant and AllianceBernstein under this Agreement with respect to any Lease that has terminated because of the expiration of its primary term or other title failure prior to the execution and delivery by Matador of an Assignment to Participant of an interest in such Lease. After execution and delivery of any of the foregoing Assignments to Participant, renewals and extensions of the Leases covered by such Assignments will be governed by the terms of the Operating Agreement. Should Matador elect to extend or renew any Lease that may terminate due to expiration of its primary term prior to Participant’s election of Option A or Option C hereunder, Matador may, in its sole discretion, offer Participant the right to participate for up to a 50% working interest in such extension or renewal of said Lease. Should Participant elect to participate in such extension or renewal and pay its share of the costs thereof, Participant will be assigned its working interest in said Lease within 30 days of the Lease renewal or extension and payment of its share of the costs and will have no further obligation to acquire said Lease under the terms outlined in this Agreement pursuant to Participant’s election of Option A or Option C hereunder. Should Participant decline to participate in such extension or renewal of said Lease, Matador retains the right, but not the obligation under this Agreement, to offer and assign said Lease to Participant pursuant to Participant’s election of Option A or Option C hereunder.

9.4 Amendment and Waiver. This Agreement may be amended, modified, changed, altered or supplemented only by written instrument duly executed by the Parties specifically for such purpose and which specifically refers to this Agreement. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of any Party hereto, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

9.5 Notices. Unless otherwise provided in this Agreement, all notices and communications concerning this Agreement shall be in writing and addressed to the other party as follows:

If to ROI or Roxanna:

c/o Roxanna Oil, Inc.

952 Echo Lane, Suite 364

Houston, TX 77024

ATTN: Julie Garvin, President

If to MRC, Matador or Operator:

c/o Matador Resources Company

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

ATTN: Joseph Wm. Foran, President

If to AllianceBernstein or Participant:

c/o AllianceBernstein L.P.

1345 Avenue of the Americas

New York, NY 10105

ATTN:

or at such other address as may be designated in writing to the other Parties. Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified U.S. Mail, postage prepaid, or by commercial overnight delivery service, and shall be deemed served or delivered to the addressee when received at the address for notice specified above when hand delivered, on the first business day after being sent when sent by overnight delivery service, or three (3) United States Postal Service business days after deposit in the mail when sent by U.S. mail.

9.6 Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. The rights and obligations of any Party under this Agreement may be assigned, in whole or in part, by a written assignment delivered to the other Parties.

9.7 Further Assurances. The parties agree to execute such other and further instruments and other documents as are reasonably necessary to carry out the commercial purposes of this Agreement.

9.8 Entire Agreement. This Agreement including the Exhibits attached hereto constitutes the entire Agreement between the Parties with respect to the subject matter hereof, superseding all prior discussions, agreements, and understandings relating to the subject matter, including the Letter of Intent dated March 30, 2010 among MRC, ROI and AllianceBernstein, which Letter of Intent is hereby terminated. Nothing in this Agreement, express or implied, is intended to confer upon any third party, other than the Parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

9.9 Severability. If any part or portion of this Agreement is held to be invalid, such invalidity of any such part or portion will not affect any remaining part or portion hereof.

9.10 Arbitration of Disputes. Before any claim may be made or submitted to arbitration by any Party concerning an alleged breach of any provision of this Agreement by another Party, the first Party must provide reasonable notice to the second Party of the alleged breach, and the second Party will be allowed a reasonable opportunity to cure such breach. The Parties agree that any and all controversies or claims arising out of or relating to this Agreement, including but not limited to disputes over drilling or completion operations, must be submitted to final and binding 30-day arbitration in Dallas, Texas pursuant to the Commercial Rules of the American Arbitration Association as in effect from time to time, except in the instance where such rules conflict with the provisions hereof. The Parties further agree that in the absence of a governing provision, the arbitration panel is authorized to supply or to decide “reasonable terms” to carry out the purpose of this Agreement, including any modification or change to any existing provision that conflicts or impedes the principal purpose of this Agreement. The decision by a majority of the arbitrators will be reduced to writing and will be final, binding and conclusive; in addition, the right to contest the determination will cease and terminate and be of no further force and effect. Judgment upon any award made by the arbitrators may be enforced in any court having jurisdiction over the person or the assets of the Party against whom the award is made. The Parties agree that any Party requesting arbitration of any Dispute under this Section must give formal written notice of the Party’s demand for arbitration (“Arbitration Notice”). There will be three arbitrators, one to be chosen by Owners, one to be chosen by Participant and the third arbitrator to be selected by the two arbitrators so chosen. The Parties will select their respective arbitrators within five (5) days following receipt of the Arbitration Notice, and the two arbitrators will select the third arbitrator within five (5) days following his appointment. If a Party or the arbitrators fails or refuses to timely select an arbitrator, only the arbitrators selected will serve as the arbitrators hereunder. The Parties further agree that each Party may be represented by counsel in any proceeding under this Section, and that all expenses and fees, including attorneys fees, reasonably incurred in connection with any proceeding under this Section will be paid by the non-prevailing party (as determined by the arbitrators). The arbitrators will have thirty (30) days from the date of the last arbitrator’s selection to render a decision. Each Party to this Agreement consents, on behalf of itself and its successors and assigns, to such binding arbitration in accordance with the terms of this Section. Furthermore, the Parties agree that venue will reside in Dallas, Texas for all purposes. The duty to arbitrate will survive the termination of this Agreement.

9.11 Representations and Warranties. The representations and warranties of the Parties in Sections 4.1, 4.2, 4.3, 5.1, 5.2, 5.3, 6.1, 6.2 and 6.3 shall survive the date hereof without time limit. All other representations and warranties of the Parties shall expire automatically upon the second anniversary of the date hereof, and no claim may be made with respect to a breach of such representations after the expiration thereof. Notwithstanding the foregoing, the expiration of the representations shall not affect Matador’s special warranty of title in any Assignment.

9.12 LIMITATION OF LIABILITY. NONE OF THE PARTIES WILL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE. THE PARTIES INTEND THAT THE LIMITATIONS UNDER THIS SECTION IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE

CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OR STRICT LIABILITY OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. PARTICIPANT AND ALLIANCEBERNSTEIN ACKNOWLEDGE THAT OWNERS, OPERATOR, ROI AND MRC HAVE NOT MADE, AND OWNERS, OPERATOR, ROI AND MRC HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (i) THE PRESENCE OF, OR THE QUALITY, QUANTITY OR VOLUME OF, THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE LEASES AND THE LANDS COVERED THEREBY, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO PARTICIPANT OR ALLIANCEBERNSTEIN BY OR ON BEHALF OF OWNERS, OPERATOR, ROI OR MRC, OR (c) THE ENVIRONMENTAL CONDITION OF THE LANDS COVERED BY THE LEASES.

9.13 Headings for Convenience. All the captions, numbering sequences, section and paragraph headings used in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof; nor have any legal effect other than to aid a reasonable interpretation of this Agreement.

9.14 Independent Representation. Each Party has had the benefit of independent representation with respect to the subject matter of this Agreement. This Agreement, though drawn by one Party, shall be construed fairly and reasonably and not more strictly against one Party than another.

9.15 Costs and Expenses. Unless agreed otherwise in writing, each Party will pay its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and any related discussions and due diligence.

9.16 Filing. Once an Assignment has been fully executed by the Parties, Matador shall submit such Assignment, at the cost of the Joint Account (as defined in the Operating Agreement), to the proper agency or county for approval or recording.

9.17 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or email transmission of copies of executed counterparts), each of which, when so executed and delivered, shall be an original, and all of which counterparts together shall constitute one and the same fully executed instrument.

9.18 Governing Law. This Agreement shall be interpreted and governed by the laws of the State of Texas without application of any conflict of laws rules or principles that might apply the laws of another state.

9.19 Statute of Frauds. The Parties agree and stipulate that the descriptions of the Initial Prospect Area, the Second Prospect Area or other units which may be formed for the Initial Test Well, the Second Test Well or other wells drilled hereunder and all Exhibits attached hereto shall be sufficient for all purposes including the Statute of Frauds.

9.20 Proportionate Reduction. All interests will be proportionately reduced if any Lease does not cover the full mineral estate in the leased premises.

[Remainder of the Page Intentionally Left Blank.

Signature Pages to Follow.]

This Agreement when executed by the undersigned is made effective this 14th day of May, 2010.

MATADOR RESOURCES COMPANY

By:	/s/ Joseph Wm. Foran
Name: Joseph Wm. Foran
Title: Chairman, President & CEO

MATADOR PRODUCTION COMPANY

By:	/s/ Joseph Wm. Foran
Name: Joseph Wm. Foran
Title: Chairman, President & CEO

MRC ROCKIES COMPANY

By:	/s/ Joseph Wm. Foran
Name: Joseph Wm. Foran
Title: Chairman, President & CEO

ROXANNA OIL, INC.

By:	/s/ Julia A. Garvin
Name: Julia A. Garvin
Title: President

ROXANNA ROCKY MOUNTAINS, LLC

By:	/s/ Julia A. Garvin
Name: Julia A. Garvin
Title: President

ALLIANCEBERNSTEIN, L.P.

By:	/s/ Laurence E. Cranch
Name: Laurence E. Cranch
Title: General Counsel

ALLIANCE CAPITAL REAL ESTATE, INC.

By:	/s/ Laurence E. Cranch
Name: Laurence E. Cranch
Title: General Counsel

Schedule 4.14

1. None